EXHIBIT 10.12

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is entered into as of May 6, 2019 by and between Jeffery Shumway (“Executive”), an individual, and Insight Enterprises, Inc., (the “Company”) (together, the “Parties”).

WHEREAS, the Company desires to employ Executive on a full-time basis and the Executive desires to be so employed, subject to the terms and conditions set forth in this Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Executive agree as follows:

1.Position and Title.  The Company will employ Executive as its Chief Information Officer, reporting to the Company’s Chief Executive Officer, and Executive accepts employment to serve in such capacity, all upon the terms and conditions set forth in this Agreement.

2.Employment Commencement Date.  Executive will commence his employment as Chief Information Officer of the Company under the terms of this Agreement effective May 6, 2019 (the “Commencement Date”).

3.Duties and Responsibilities.  Executive shall have such duties and responsibilities as are consistent with Executive’s position as Chief Information Officer, as determined by the Chief Executive Officer of the Company.  Executive shall perform his duties faithfully and to the best of his ability and shall devote the whole of his professional time, attention and energies to the performance of his work responsibilities.  Executive shall not serve on the Boards of Directors of any other public, private or non-profit company or entity without the consent of the Chief Executive Officer.

4.Location.  The location of Executive’s principal place of employment shall be in the Company’s principal executive offices in Tempe, Arizona; provided, however, that Executive shall travel and perform occasional services outside of this area as reasonably required for the proper performance of Executive’s duties under this Agreement.

5.Term.  Subject to the provisions for earlier termination set forth in Section 7, the term of Executive’s employment hereunder shall commence on the Commencement Date and continue for the period of one (1) year following the Commencement Date (the “Initial Term”).  The Initial Term will automatically renew for additional, successive one (1)-year periods (each a “Renewal Term”) unless either party provides written notice of such party’s intent not to continue this Agreement prior to the expiration of the Initial Term or any Renewal Term, as the case may be (the Initial Term and any Renewal Terms shall be referred to herein as the “Term”).  If this notice of non-renewal is given, the Agreement shall immediately cease to renew and shall terminate naturally at the end of the then current Renewal Term.  No severance or other post-termination compensation, including those benefits outlined in Section 8, will be due or payable in the event of a termination resulting from non-renewal.

6.Compensation.

(a)Base Salary.  During the Term, the Company shall pay to Executive an annualized base salary, payable in accordance with the Company’s payroll practices in effect from time to time, at the rate of $275,000 per year (the “Base Salary”).

(b)Incentive Compensation.  Executive shall be eligible to participate in the Company’s Annual Cash Incentive Plan (the “Incentive Plan”).  However, the decision to provide any Incentive Plan and terms of any Incentive Plan shall be in the sole and absolute discretion of the Insight Board of Directors Compensation Committee (“Compensation Committee”).  For Executive’s Incentive Plan for 2019, the bonus target will be $120,000 at 100% attainment of objectives.  In no event will the incentive compensation be paid after March 15, 2020.  The Company, with approval from the Compensation Committee, reserves the right to change the terms and conditions of the Incentive Plan.  Upon execution of this Agreement, Executive shall no longer be eligible for any other Incentive Compensation previously offered to him while in his former position of SVP of Information Technology.

(c)Equity Participation.  For 2019, except as provided in Section 6(d), Executive’s annual service-based restricted stock unit (“RSU”) grant will not change.  For 2020, the Company expects Executive will participate in stock incentive plans at a total value of $200,000, which will consist of 40% service-based RSUs and 60% performance-based RSUs, although the design and awards under any such future plan are at the discretion of the Compensation Committee.  The service-based RSUs vest in equal annual installments over four years from the date of grant. The performance-based RSUs vest in equal annual installments over three years from the date of grant, with the final number of shares granted based on attainment against the Company’s annual performance metric, which, for example, was defined for 2019 as Return on Invested Capital, or ROIC.  The performance-based RSUs were granted on a grid from 0 – 200%, dependent on the final performance.  The RSU grant will be subject to the terms and conditions of the Insight Enterprises, Inc. 2007 Omnibus Plan, as amended (the “Equity Plan”), and the applicable agreements evidencing the grant.

(d)One-Time Equity Grant.  Executive will receive a one-time grant of RSUs having an aggregate value equal to $50,000, based on the Company’s closing stock price on the grant date.  The one-time RSU grant will be subject to the terms and conditions of the Equity Plan and the applicable agreement evidencing the grant.  The grant date will be the tenth day of the month following Executive’s Commencement Date.  The RSUs granted pursuant to this Section 6(d) will vest on a service basis in equal installments over a period of four (4) years on the first four anniversaries of the grant date, provided that Executive remains employed by the Company on each anniversary.

(e)Employee Benefits.  During the Term, Executive shall be eligible to participate in all health benefits, insurance programs, retirement plans and other employee benefit plans and programs generally available to other executive employees of the Company.

(f)Business Expenses.  During the Term, Executive shall be entitled to reimbursement for reasonable business expenses incurred in the performance of his duties hereunder and in accordance with the Company’s expense reimbursement policies as they exist from time to time or as otherwise approved by the Chief Executive Officer.

(g)Vacation.  Executive shall be entitled participate in the Company’s Flexible Vacation Program in accordance with the Company’s policies and procedures applicable to other executive employees of the Company.

7.Termination of Employment.  Prior to the expiration of the Term, Executive’s employment under this Agreement shall terminate:

(a)Immediately upon the death of Executive;

(b)After ten (10) days’ written notice by the Company to Executive on account of Executive’s Disability.  “Disability” means that Executive with or without any accommodation required by law is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company.  The effective date of Executive’s Disability is the last day of the third month for which Executive receives the income replacement benefits;

(c)After ten (10) days’ written notice by the Company to Executive stating that Executive’s employment is being terminated without “Cause” (as defined below).

(d)After ten (10) days’ written notice by the Executive to the Company stating that Executive is resigning from his employment with the Company for any reason other than “Good Reason” (as defined herein).

(e)Immediately upon written notice by the Company to Executive for Cause.  For purposes of this Agreement, “Cause” shall be defined as:

(i)the misappropriation (or attempted misappropriation) of any of the Company’s funds or property;

(ii)the conviction of, or the entering of a guilty plea or a plea of no contest with respect to a felony;

(iii)repeated willful and significant neglect of duties;

(iv)acts of material dishonesty or disloyalty toward the Company;

(v)repeated material violation of any material written policy with respect to the Company’s business or operations;

(vi)repeated significant deficiencies with respect to performance objectives assigned by the Chief Executive Officer of the Company;

(vii)Executive’s material breach of this Agreement (after notice and an opportunity to cure); or

(viii)Executive’s failure to comply with the Company’s written policies or rules, as they may be in effect from time to time during the Term, if such failure causes reputational or financial harm to the Company.

(f)As provided in this Section 7(f), upon written notice by Executive to the Company stating that Executive is resigning from his employment with the Company for “Good Reason.”  For purposes of this Agreement, “Good Reason” shall be defined as:

(i)a material diminution in Executive’s authority, duties or responsibilities without his consent;

(ii)a material reduction in Executive’s Base Salary, other than as part of a Company salary reduction program that includes senior executives of the Company;

(iii)any material act or acts of dishonesty by the Company directed toward or affecting Executive;

(iv)any illegal act or instruction directly affecting Executive by Company, which is not withdrawn after the Company is notified of the illegality by Executive; or

(v)the Company’s material breach of this Agreement;

provided, however, that Executive must resign within 180 days of the initial occurrence of any of the foregoing circumstances and must provide written notice to the Chief Executive Officer of the facts and circumstances he alleges constitute Good Reason within ninety (90) days of the first occurrence of such fact or circumstance or Executive shall be deemed to have waived Executive’s right to terminate for Good Reason with respect to any such facts or circumstances; provided, further, that none of the actions set forth in (i)-(v) above shall constitute Good Reason if the action is cured or otherwise remedied by the Company within thirty (30) business days after receiving written notice from the Executive.

8.Compensation in the Event of Termination.

(a)Cause or Resignation.  If Executive’s employment terminates under Paragraph 7(d) or (e), Executive shall receive (i) payment of any earned but unpaid Base Salary earned up to and including the date of termination and (ii) reimbursement of any unreimbursed business expenses (together, the “Accrued Obligations”).

(b)Death or Disability.  If Executive’s employment terminates under Paragraph 7(a) or (b), Executive, or Executive’s estate, if applicable, shall receive the Accrued Obligations and any vested benefits Executive, or Executive’s estate, may be entitled to receive under any Company disability or insurance plan or other applicable employee benefit plan.  Executive or Executive’s estate, as the case may be, also shall be entitled to receive the following:

(i)A single lump sum payment equal to ninety (90) days of Executive’s Base Salary as in effect on the date of Executive’s death or Disability;

(ii)With respect to any Incentive Plan with annual objectives, a single lump sum cash payment in an amount equal to a prorated portion (based on the number of calendar days that have elapsed during the year) of the payment to which Executive would be entitled under the Incentive Plan (had Executive’s death or Disability not occurred) for the calendar year in which Executive died or became Disabled.

The payment to which Executive or Executive’s estate is entitled pursuant to paragraph (i) will be paid within thirty (30) days of Executive’s death or the effective date of Executive’s Disability, as the case may be.  The payments to which Executive is entitled pursuant to paragraphs (ii) and (iii) shall be made within the time period described in the applicable Incentive Plan.  In no event will the payments due pursuant to paragraphs (i), (ii) or (iii) be made later than March 15 of the year following the year in which Executive dies or the effective date of Executive’s Disability occurs.

(c)Without Cause or by Executive for Good Reason.  If Executive’s employment terminates prior to the expiration of the Term under Paragraph 7(c) or (f), Executive shall receive the Accrued Obligations.  Executive also shall be entitled to receive the following:

(i)severance pay in an amount equal to 100% of Executive’s Base Salary in effect on the date Executive’s employment is terminated (the “Severance Payment”);

(ii)100% of the annual compensation paid to Executive in the preceding year under the Incentive Plan in which Executive participates as of the date Executive’s employment is terminated; plus (1) with respect to the Incentive Plan, a prorated portion (based on the number of calendar days that have elapsed during the year) of the payment to which Executive would be entitled under the Incentive Plan (had Executive’s employment not been terminated) for the calendar year in which Executive’s employment is terminated; and

(iii)continue to receive life, disability, accident and group health and dental insurance benefits, at substantially the levels Executive was receiving immediately prior to Executive’s termination of employment, for a period of time expiring upon the earlier of: (1) the end of the period of twelve (12) months following Executive’s Separation from Service, or (2) the day on which Executive becomes eligible to receive any substantially similar benefits under any plan or program of any other employer or source without being required to pay any premium with respect thereto.  Company will satisfy the obligation to provide the health and dental insurance benefits pursuant to this Section 8(c)(iii) by either paying for or reimbursing Executive for the actual cost of COBRA coverage (and Executive shall cooperate with Company in all respects in securing and maintaining such benefits, including exercising all appropriate COBRA elections and complying with all terms and conditions of such coverage in a manner to minimize the cost). Similarly, Company will reimburse Executive for the cost of comparable coverage for all other insurance benefits that are not subject to the COBRA continuation rules.  It will be Executive’s responsibility to procure such benefits and Company will promptly reimburse Executive for the premiums for such benefits in the specified amount upon Executive’s submission of an invoice or other acceptable proof of payment.  Company’s obligation under this paragraph will cease with respect to a particular type of coverage when and if Executive becomes eligible to receive substantially similar coverage with a successor employer.

Subject to Section 15 herein, the Severance Payment will be paid in equal installments over a period of twelve (12) months in accordance with the Company’s regular paydays and commencing on the Company’s first regular payday that falls at least sixty (60) days following Executive’s termination of employment; provided that (i) Executive has timely executed (and not revoked) a general release and waiver of all claims in a form acceptable to the Company (“General Release”) and (ii) any period of revocation applicable to such General Release has passed; provided, further, that the General Release shall be made available to Executive no later than five (5) days following the date of Executive’s termination of employment under Sections 7(c) or (f) herein.  As shall be further described in the General Release, Executive shall have either twenty-one (21) or forty-five (45) days following receipt of the General Release to consider its execution and seven (7) days following the execution of the General Release to revoke it.  If Executive fails to execute the General Release in a timely manner, or revokes the General Release, the benefits provided pursuant to this Section 8(c) (other than the Accrued Obligations) will not be due.

9.Change in Control of Company.

(a)Eligibility to Receive Benefits.  If a Change in Control (as defined in Section 9(c)) occurs, Executive shall be entitled to the benefits provided in Section 9(b) if, prior to the expiration of twelve (12) months after the Change in Control (i) Executive terminates employment with the Company for Good Reason in accordance with the requirements of Section 7(f) or (ii) the Company terminates Executive’s employment without Cause pursuant to Section 7(c).

(b)Receipt of Benefits.  If Executive is entitled to receive benefits pursuant to Section 9(a) hereof:

(i)Executive shall receive (1) the Accrued Obligations; (2) severance pay in an amount equal to: (a) 100% of the Executive’s highest annualized Base Salary in effect on any date during the Initial Term or any Renewal Term, plus (b) 100% of the annual compensation paid to Executive in the preceding year under the Incentive Plan in which Executive participates as of the date Executive’s employment is terminated; plus (c) with respect to the Incentive Plan, a prorated portion (based on the number of calendar days that have elapsed during the year) of the payment to which Executive would be entitled under the Incentive Plan (had Executive’s employment not been terminated) for the calendar year in which Executive’s employment is terminated;

(ii)Executive shall be entitled to continue to receive life, disability, accident and group health and dental insurance benefits, at substantially the levels Executive was receiving immediately prior to Executive’s termination of employment, for a period of time expiring upon the earlier of: (1) the end of the period of twelve (12) months following Executive’s Separation from Service, or (2) the day on which Executive becomes eligible to receive any substantially similar benefits under any plan or program of any other employer or source without being required to pay any premium with respect thereto.  Company will satisfy the obligation to provide the health and dental insurance benefits pursuant to this Section 9(b)(ii) by either paying for or reimbursing Executive for the actual cost of COBRA coverage (and Executive shall cooperate with Company in all respects in securing and maintaining such benefits, including exercising all appropriate COBRA elections and complying with all terms and conditions of such coverage in a manner to minimize the cost). Similarly, Company will reimburse Executive for the cost of comparable coverage for all other insurance benefits that are not subject to the COBRA continuation rules.  It will be Executive’s responsibility to procure such benefits and Company will promptly reimburse Executive for the premiums for such benefits in the specified amount upon Executive’s submission of an invoice or other acceptable proof of payment.  Company’s obligation under this paragraph will cease with respect to a particular type of coverage when and if Executive becomes eligible to receive substantially similar coverage with a successor employer;

(iii)Executive shall be vested in any and all equity-based plans and agreements of Company in which Executive had an interest, vested or contingent.  If applicable law prohibits such vesting, then Company shall pay to Executive in a single lump sum cash payment in an amount equal to the value of benefits and rights that would have, but for such prohibition, been vested in Executive; and

(iv)Subject to Section 15 herein, the benefits provided pursuant to this Section 9(b) (other than the Accrued Obligations) will be paid in a single lump sum on the Company’s first regular payday that falls at least sixty (60) days following Executive’s termination of employment; provided that (1) Executive has timely executed (and not revoked) a general release and waiver of all claims in a form acceptable to the Company (“General Release”) and (2) any period of revocation applicable to such General Release has passed; provided, further, that the General Release shall be made available to Executive no later than five (5) days following the date of Executive’s termination of employment under Sections 7(c) or (f) herein.  As shall be further described in the General Release, Executive shall have either twenty-one (21) or forty-five (45) days following receipt of the General Release to consider its execution and seven (7) days following the execution of the General Release to revoke it.  If Executive fails to execute the General Release in a timely manner, or revokes the General Release, the benefits provided by this Section 9(b) (other than the Accrued Obligations) will not be due.  The Incentive Plan payments to which Executive is entitled for the year or quarter of the Executive’s termination shall be made within the time period described in the applicable Incentive Plan, provided Executive has timely executed and not revoked a General Release as described above.  In no event will the Incentive Plan payments be made later than March 15 of the year following the year in which Executive’s employment is terminated.

(c)Change in Control Defined. For purposes of this Agreement, “Change in Control” shall have the meaning set forth in the Equity Plan.

(d)Cap on Payments.

(i)General Rules.  The Internal Revenue Code (the “Code”) imposes significant tax consequences on Executive and Company if the total payments made to Executive due, or deemed due, to a “change in control” (as such term is defined in Section 280G(b)(2)(A)(i) of the Code and the regulations adopted thereunder) exceed prescribed limits. For example, if Executive’s “Base Period Income” is $100,000 and Executive’s “Total Payments” exceed 299% of such Base Period Income (the “Cap”), Executive will be subject to an excise tax under Section 4999 of the Code of 20% of all amounts paid to Executive in excess of $100,000. In other words, if Executive’s Cap is $299,999, Executive will not be subject to an excise tax if Executive receives exactly $299,999.  If Executive receives $300,000, Executive will be subject to an excise tax of $40,000 (20% of $200,000).

(ii)Reduction of Payments. Subject to the exception described in Section 9(d)(iii), in order to avoid the excise tax imposed by Section 4999 of the Code, one or more of the payments or benefits to which Executive is entitled that is not subject to Section 409A of the Code shall be reduced until the Total Payments equal the Cap. For purposes of this limitation:

(1)No portion of the Total Payments shall be taken into account which, in the opinion of the Consultant retained pursuant to Section 9(d)(iv), does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code;

(2)A payment shall be reduced only to the extent necessary so that the Total Payments constitute reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code or are otherwise not subject to disallowance as deductions, in the opinion of the Consultant; and

(3)The value of any non-cash benefit or any deferred payment of benefit included in the Total Payments shall be determined in accordance with Section 280G of the Code and the regulations issued thereunder.

(4)If after the reductions called for by the preceding provisions of this Section 9(d)(ii), the Total Payments continue to exceed the Cap, the payments or benefits to which, Executive is entitled and which are subject to Section 409A shall be reduced proportionally until the Total Payments equal the Cap.

(iii)Exception. The payment limitation called for by Section 9(d)(ii) shall not apply if Executive’ s “Uncapped Benefit” exceeds Executive’ s “Capped Benefit” by more than 25%.  The Consultant selected pursuant to Section 9(d)(iv) will calculate Executive’s Uncapped Benefit and Executive’ s Capped Benefit. For this purpose, the “Uncapped Benefit” is equal to the Total Payments to which Executive is entitled prior to the application of Section 9(d)(ii). Executive’s “Capped Benefit” is the amount to which Executive will be entitled after application of the limitations of Section 9(d)(ii).

(iv)Consultant.  Company will retain a “Consultant” to advise Company with respect to the applicability of any Section 4999 excise tax with respect to Executive’s Total Payments. The Consultant shall be a law firm, a certified public accounting firm, and/or a firm nationally recognized as providing executive compensation consulting services. All determinations concerning Executive’s Capped Benefit and Executive’s Uncapped Benefit (as well as any assumptions to be used in making such determinations) shall be made by the Consultant selected pursuant to this Section 9(d)(iv). The Consultant shall provide Executive and Company with a written explanation of its conclusions. All fees and expenses of the Consultant shall be borne by Company. The Consultant’s determination shall be binding on Executive and Company.

(v)Special Definitions.  For purposes of this Section 9(d), the following specialized terms will have the following meanings:

(1)“Base Period Income.”  “Base Period Income” is an amount equal to Executive’ s “annualized includable compensation” for the “base period’’ as defined in Sections 280G(d)( l) and (2) of the Code and the regulations adopted thereunder. Generally, Executive ‘s “annualized includable compensation” is the average of Executive’s annual taxable income from Company for the “base period,” which is the five (5) calendar years prior to the year in which the change in control occurs.

(2)“Cap” or “280G Cap.” “Cap” or “280G Cap” shall mean an amount equal to 2.99 times Executive’ s Base Period Income. This is the maximum amount which Executive may receive without becoming subject to the excise tax imposed by Section 4999 of the Code or which Company may pay without loss of deduction under Section 280G of the Code.

(3)“Total Payments.” The “Total Payments” include any “payments in the nature of compensation” (as defined in Section 280G of the Code and the regulations adopted thereunder), made pursuant to this Agreement or otherwise, to or for Executive’s benefit, the receipt of which is contingent or deemed contingent on a change in control and to which Section 280G of the Code applies.

(vi)Effect of Repeal.  In the event that the provisions of Sections 280G and 4999 of the Code are repealed without succession, Section 9(d) shall be of no further force or effect.

(vii)Employment by Successor.  For purposes of this Agreement, employment by a successor of Company or a successor of any subsidiary of Company that has assumed this Agreement shall be considered to be employment by Company or one of its subsidiaries. As a result, if Executive is employed by such a successor following a Change in Control, Executive will not be entitled to receive the benefits provided by Section 9 unless Executive’s employment with the successor is subsequently terminated without Cause or for Good Reason within twelve (12) months following the Change in Control.

10.Confidentiality, Intellectual Property, Non-Solicitation, and Non-Competition Agreement.  As a condition of employment, Executive also must sign the Confidentiality, Intellectual Property, Non-Solicitation and Non-Competition Agreement, which is attached as Exhibit A to this Agreement.

11.Applicable Law. This Agreement and any disputes or claims arising hereunder shall be construed in accordance with, governed by and enforced under the laws of the State of Arizona without regard for any rules of conflicts of law.

12.Company Policies.

(a)General Company Policies.  Except where inconsistent with the terms of this Agreement, Executive agrees that he will be subject to, and comply with, the employment policies and procedures established by the Company from time to time.

(b)Company Stock Ownership Guidelines.  Executive agrees that he will be subject to the Company’s stock ownership guidelines.

(c)Clawback.  To the extent required by law or Company policy, the Company may require Executive to repay to the Company any bonus or other incentive-based or equity-based compensation paid to Executive.

13.Section 16 of the Securities Exchange Act.  If, at the time Executive’s employment is terminated for any reason, Executive is a person designated to file pursuant to Section 16 of the Securities Exchange Act of 1934 (the “1934 Act”), Executive will provide to the Company a written representation in a form acceptable to the Company that all reportable pre-termination securities transactions relating to Executive have been reported.

14.Withholding.  The Company may effect withholdings from the payments due to Executive under this Agreement for the payment of taxes and other lawful withholdings or required employee contributions, in accordance with applicable law.

15.Section 409A.

(a)It is the intention of the Company and Executive that this Agreement not result in unfavorable tax consequences to Executive under Section 409A of the Code (“Section 409A”).  To the extent applicable, it is intended that the Agreement comply with the provisions of Section 409A, but the Company does not warrant or guarantee that the Agreement is either excepted from the requirements of Section 409A or that the Agreement complies with Section 409A.  The Agreement will be administered and interpreted in a manner consistent with this intent, and any provision that would cause the Agreement to fail to satisfy Section 409A will have no force and effect until amended to comply therewith (which amendment may be retroactive to the extent permitted by Section 409A).  The Company and Executive agree to work together in good faith in an effort to comply with Section 409A including, if necessary, amending this Agreement based on further guidance issued by the Internal Revenue Service from time to time, provided that the Company shall not be required to assume any increased economic burden.  Executive remains solely responsible for any adverse tax consequences imposed upon him by Section 409A.

(b)Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, Executive shall not be considered to have terminated employment with the Company for purposes of the Agreement and no payments shall be due to him under the Agreement which are payable upon his termination of employment until he would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A.

(c)To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Agreement during the six-month period immediately following Executive’s termination of employment shall instead be paid within thirty (30) days following the first business day after the date that is six months following his termination of employment (or upon his death, if earlier).  If it is determined that all or a portion of the payments due pursuant to this Agreement are subject to Section 409A of the Code, and if the General Release

consideration period and revocation period spans two calendar years, the payments provided pursuant to this Agreement that are subject to Section 409A shall not begin until the second calendar year.  Executive may not elect the taxable year of the distribution.  In addition, for purposes of this Agreement, each amount to be paid or benefit to be provided to the Executive pursuant to this Agreement shall be construed as a separate identified payment for purposes of Section 409A.

16.Dispute Resolution.  The Parties agree that any controversy, dispute or claim arising out of or relating to the Agreement or breach thereof, including without limitation Executive’s employment with or separation of employment from Company, and all claims, to the extent allowable by law, that Company or any of its representatives engaged in conduct prohibited on any basis under any federal, state, or local statute, including federal or state discrimination statutes or public policy, shall be resolved by final, binding and conclusive arbitration in Maricopa County, Arizona, with a sole arbitrator to be mutually agreed upon by the Parties. The Parties shall bear equally the cost of the arbitrator. The arbitration shall occur within thirty (30) days of selection of the arbitrator and shall be administered by the American Arbitration Association under its Employment Arbitration Rules and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  Any arbitration award may, in the discretion of the arbitrator, include reasonable attorneys’ fees and costs of the prevailing party. “Attorneys’ fees and costs” mean all reasonable pre-award expenses, administrative fees, travel expenses, out-of-pocket expenses such as copying and telephone costs, witness fees and attorneys’ fees. Any award of attorney’s fees and costs to which Executive may be entitled shall be paid by Company, on or before December 31 of the calendar year following the year of the conclusion of the arbitration. Either party may apply to the arbitrator to seek injunctive relief until the arbitration award is rendered or the matter is otherwise resolved. Either party also may, without waiving any remedy under the Agreement, seek from any court having jurisdiction any interim or provisional relief, including a temporary restraining order, an injunction both preliminary and final, and any other appropriate equitable relief, that is necessary to protect the rights or property of that party, pending the retention of the arbitrator.

17.No Conflict.  Executive hereby represents and warrants that he is under no conflicting duty or contractual or other legal obligation that would prevent him from executing this Agreement or performing the duties of Chief Information Officer of the Company.

18.No Waivers. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver of any such provision, nor prevent such party thereafter from enforcing such provision or any other provision of this Agreement.  Rights granted the parties hereto herein are cumulative and the election of one shall not constitute a waiver of such party’s right to assert all other legal remedies available under the circumstances.

19.Notices. All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered personally or by local courier, (ii) upon confirmation of receipt when such notice or other communication is sent by facsimile, or (iii) one day after timely delivery to an overnight delivery courier.  The addresses for such notices shall be as follows:

TO THE COMPANY:

Insight Enterprises, Inc.

Attn: Chief Executive Officer

6820 South Harl Avenue

Tempe, Arizona  85283

TO EXECUTIVE:

At the most recent address on file in the records of the Company.

20.Severability.  The provisions of this Agreement are severable and if any provision of this Agreement shall be held to be invalid or otherwise unenforceable, in whole or in part, the remainder of the provisions, or enforceable parts thereof, shall not be affected thereby unless as a result of such severing the remaining provisions or enforceable parts do not substantially reflect the intention of the parties in entering into this Agreement.

21.Successors and Assigns.  This is an agreement for personal services and may not be assigned by Executive. The rights and obligations of the parties under this Agreement shall inure to the benefit of and be binding upon their successors, heirs and assigns, including the survivor upon any merger, consolidation or combination of the Company with any other entity.

22.Entire Agreement and Amendments.  This Agreement sets forth the entire agreement of the parties hereto and supersedes all prior agreements, negotiations, understandings and covenants (except as otherwise provided herein) with respect to the subject matter hereof, including any offer letter provided to Executive.  This Agreement may be amended, modified or canceled only by mutual agreement of the parties and only in writing.

23.Counterparts.  This Agreement may be executed in two (2) counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INSIGHT ENTERPRISES, INC.	JEFFERY SHUMWAY

/s/ Kenneth Lamneck	/s/ Jeffery Shumway

By: Kenneth Lamneck
Its: President and CEO

EXHIBIT A

CONFIDENTIALITY, INTELLECTUAL PROPERTY,

NON-SOLICITATION, AND NON-COMPETITION AGREEMENT

This Confidentiality, Intellectual Property, Non-Solicitation, and Non-Competition Agreement (“Agreement”) is entered into by and between Insight Enterprises, Inc., a Delaware corporation (“Insight”) and Jeffery Shumway (“Employee”).  In exchange for the mutual promises and consideration described herein, the Parties agree as follows.

1.Consideration.

As a condition of, and in consideration of, the Employment Agreement between Insight and Employee,  and in consideration for Employee’s promises in this Agreement, including restrictive covenants after Employee’s employment ends, Insight will provide to Employee the following: the consideration outlined in the Employment Agreement, the opportunity to participate in future merit increases in compensation; continued participation in Insight’s compensation and benefit programs; the eligibility of Employee for future pay raises; access to confidential information and client relationships that will enhance Employee’s employment opportunities with Insight, its parent, subsidiary, and affiliated companies (“Insight Company or Companies”); specialized training in information technology and sales programs; access to an Insight Company’s trade secrets, confidentiality and/or proprietary information, and/or confidential third-party information; and other good and valid consideration that Insight provides and will provide to Employee.

2.Confidentiality.

A.Protection of Trade Secrets.

For the purpose of this Agreement, a “Trade Secret” means any and all information that (i) derives actual or potential economic value from not being generally known to persons who can obtain economic value from its disclosure or use, (ii) is the subject of reasonable efforts by an Insight Company to maintain its secrecy, and (iii) is not generally known or available to the public or the industry.  Without limiting the foregoing, examples of Trade Secrets include, but are not limited to:

•	The identity of each client of an Insight Company that has not been publically disclosed by an Insight Company;
•	The identity, phone number, email address, and other similar contact information of key contact persons at each client of an Insight Company;
•

Lists of Insight Company or Companies’ clients and the key information regarding any such clients such as purchasing needs and habits, the technology products and services clients use or favor, client contract information and negotiated terms;

•

Lists of key distributors, suppliers, vendors, and partners of an Insight Company and the key information regarding such business relationships, such as key contact person(s) and contact information, special programs, and negotiated prices, terms and contracts, that is not otherwise disclosed;

•	Pricing, costs, discounts, margins, and profits for the products and services less than three years old of an Insight Company;
•	The products and services preferences and the nature and amount of products and services purchased from an Insight Company by each client of an Insight Company;

•

All information of any kind related to the client’s business obtained by an employee of an Insight Company from a client in the course of any private conversation or communication that has not been publicly disclosed by the client;

•	Software developed by an Insight Company;
•	Strategic business initiatives, potential significant corporate events, or unique know-how of an Insight Company;
•	Sales, business and marketing plans and forecasts less than three years old of an Insight Company;
•	Sales data and results of an Insight Company before being reported and disclosed publically;
•	Business affairs, processes, and projects of an Insight Company that have not been publicly disclosed;
•	Technical designs, drawings, schematics, and matters created or developed by an Insight Company or contracted vendor or partner;
•	Non-public planned product and services offerings less than three years old of an Insight Company;
•	Non-public financial and accounting information and reports less than three years old of an Insight Company; and
•	Special pricing programs that are less than three years old but available to an Insight Company, and other similar pricing information for goods and services sold by an Insight Company.

Both during and after employment with Insight, Employee agrees to protect and preserve the confidentiality of all Trade Secrets of an Insight Company, and agrees that Employee will not, directly or indirectly:

i.Disclose, publish or make available any Trade Secret of an Insight Company, other than to:

a.An employee, officer, or director of an Insight Company who, in the reasonable exercise of Employee’s judgment, needs to know such Trade Secret in order to perform his or her duties on behalf of an Insight Company;

b.A vendor, supplier, or strategic partner of an Insight Company, except that such disclosure is permissible only after Employee (a) receives approval from Employee’s immediate supervisor for each such disclosure, (b) ensures that each such vendor, supplier, or strategic partner is bound by a non-disclosure agreement with an Insight Company; and (c) ensures that there is no master agreement between an Insight Company and the affected client that would prohibit the sharing of that particular information with a vendor, supplier, or strategic partner.

ii.Sell, transfer, or otherwise exploit or permit the sale, transfer, use or exploitation of any Trade Secret of an Insight Company for any purpose other than those for which it was provided.

The foregoing obligations shall cease when the particular Trade Secret of an Insight Company becomes generally known or available to the public or the industry other than by a disclosure in violation of an Employee’s agreement with Insight or when the particular Trade Secrets of an Insight Company are required to be disclosed pursuant to a subpoena or court order, provided that Employee provides immediate written notice of such planned disclosure to the Chief Executive Officer of Insight Enterprises, Inc. to allow Insight or an Insight Company to contest disclosure and thereafter does not disclose until the Insight Company’s objection to disclosure, if any, is ruled upon and otherwise takes reasonable and lawful actions to avoid and/or minimize the extent of such disclosure.

Employee agrees that upon termination of Employee’s employment or at any time upon request by Insight, Employee shall promptly return to Insight all tangible (i.e., written, recorded, encoded) forms of Trade Secrets of an Insight Company in Employee’s possession, custody or control, including but not limited to the originals and all copies of such information regardless of the media in which it is stored.

B.Protection of Confidential and Proprietary Information.

For purposes of this Agreement, “Confidential and Proprietary Information” means information that is a valuable, special and unique asset of an Insight Company.  Confidential and Proprietary Information may include Trade Secrets, but it is not necessarily limited to Trade Secrets.  Without limiting the foregoing, examples of information that are Confidential and Proprietary Information include, but are not limited to:

•	Trade Secrets;
•	Pricing, costs, discounts, margins, and profits for the products and services of an Insight Company that are less than five years old ;
•	Sales, business and marketing plans and forecasts of an Insight Company that are less than five years old;
•	Non-public planned product and services offerings of an Insight Company that are less than five years old;
•	Non-public financial and accounting information and reports of an Insight Company that are less than five years old;
•

Special pricing programs of an Insight Company that are less than five years old and available to an Insight Company, and other similar pricing information for goods and services sold by an Insight Company;

•	Policy and systems manuals of an Insight Company, other than employee handbooks and similar materials, that are less than five years old;
•	Computer printouts, software, databases and other similar data or information related to an Insight Company that contain Insight confidential information;
•	Non-public benefits and compensation plans and strategies for supervisory employees that are less than three years old of an Insight Company;
•	Employee recruiting plans and strategies less than three years old of an Insight Company;
•	Legal files of or related to an Insight Company;
•	Non-public funding, credit, investment, and lending policies, arrangements, or sources of an Insight Company;
•	Advertising and promotional ideas and strategies less than three years old of an Insight Company;
•	Market surveys and/or analyses of an Insight Company that are less than three years old; and
•	Other compilations of confidential information and records belonging to or related to an Insight Company.

The term, “software,” as used in this Agreement, includes software in various stages of development or any product thereof and includes without limitation the literal elements of a program – source code, object code, or otherwise – its audiovisual components – menus, screens, structure, and organizations – any human or machine-readable form of the program, and any writing or medium in which the program or the information therein is sorted, written or described, including without limitation diagrams, flow charts, designs, drawings, specifications, models, date and customer information.

In addition to the Confidential and Proprietary Information of Insight and the Insight Companies, Employee understands and agrees that, in the performance of Employee’s duties for Insight, Employee will have access to, or become familiar with, trade secrets and confidential and proprietary information of or concerning current and prospective clients, business partners, vendors, distributors, and suppliers of an Insight Company including, but not limited to, product and services information, sales figures, marketing strategies, plans, financial information and other confidential information concerning those entities or businesses, whether protected by a nondisclosure agreement or not (collectively, “Third-Party Information”).

Both during and after employment with Insight, Employee agrees to protect and preserve the confidentiality of all Confidential and Proprietary Information of an Insight Company and Third-Party Information, and agrees that Employee will not, directly or indirectly:

i.Disclose, publish or make available any Confidential and Proprietary Information of an Insight Company and Third-Party Information, other than to:

a.An employee, officer, or director of an Insight Company who, in the reasonable exercise of Employee’s judgment, needs to know such Confidential and Proprietary Information of an Insight Company and Third-Party Information to perform his or her duties;

b.A vendor, supplier, or strategic partner of an Insight Company, except that such disclosure is permissible only after Employee: (a) receives approval from Employee’s immediate supervisor for each such disclosure; (b) ensures that each such vendor, supplier, or strategic partner is bound by a non-disclosure agreement with an Insight Company; and (c) ensures that there is no agreement between an Insight Company and the affected client that would prohibit the sharing of that particular information with a vendor, supplier, or strategic partner.

ii.Sell, transfer, or otherwise exploit or permit the sale, transfer, use or exploitation of any Confidential and Proprietary Information of an Insight Company and Third-Party Information for any purpose other than those for which it was provided.

The foregoing obligations shall cease when the particular Confidential and Proprietary Information of an Insight Company becomes generally known or available to the public or the industry other than by a disclosure in violation of an employee’s agreement with Insight, or when the particular Confidential and Proprietary Information of an Insight Company or Third-Party Information is required to be disclosed pursuant to a subpoena or court order, provided that Employee provides immediate written notice of such planned disclosure to the Chief Executive Officer of Insight Enterprises, Inc. to allow Insight or an Insight Company to contest disclosure and thereafter does not disclose until the Insight Company’s objection to disclosure, if any, is ruled upon and otherwise takes reasonable and lawful actions to avoid and/or minimize the extent of such disclosure.

Employee agrees that upon termination of Employee’s employment or at any time upon request by an Insight Company, Employee shall promptly return to Insight all Confidential and Proprietary Information of an Insight Company or Insight Companies and Third-Party Information including, but not limited to, the originals and all copies of such information regardless of how it is stored and that is in the possession, custody, or control of Employee.

C.	Provisions Applicable to Both Trade Secrets and Confidential and Proprietary Information.

Employee recognizes that the Trade Secrets of an Insight Company and various items of Confidential and Proprietary Information of an Insight Company are special and unique assets of the Insight Company or Companies and need to be protected from improper disclosure and unauthorized use in order to prevent damage to an Insight Company or Companies.  The obligation of non-disclosure and non-use of information shall continue to exist so long as such information remains a Trade Secret or Confidential and

Proprietary Information, except as otherwise limited above.  Further, to the extent that any Trade Secret or Confidential and Proprietary Information is held by a court of competent jurisdiction not to be a trade secret within the meaning of applicable law, the prohibitions against disclosing or using Trade Secrets and Confidential and Proprietary Information in this Paragraph 2 shall expire five years after Employee’s termination from employment with Insight, or if the period of five years is determined by a court to be unreasonably broad, then three years following Employee’s termination from employment with Insight.

3.Return of Property.

“Insight Company Property” includes, but is not limited to: Trade Secrets; Confidential and Proprietary Information; information or things that would meet the definition of one of the above-listed examples of Trade Secrets or Confidential and Proprietary Information but for the time period (e.g., the item is older than three or five years); Third Party Information; credit and charge cards; all files; keys; records; computers; personal data assistants; smart phones (iPhones, Androids, Blackberries, etc.); tablet devices (iPad, Surface, etc.); peripherals; hard, thumb, or jump drives, computer programs, disks, and files; documents; drawings; models; specifications; lists, including client lists; equipment; data; manuals; supplies; promotional materials; plans; blueprints; site maps; and other similar items relating to, constituting, or containing information relating to the business of an Insight Company including any copies and electronic copies, whether prepared by Employee or otherwise coming into Employee’s possession.  Upon termination of Employee’s employment, or at any time upon request by an Insight Company, Employee agrees to return immediately to Insight all Insight Company Property that is in the possession, custody, or control of Employee and in as good condition as when received by Employee (normal wear and tear excepted) and any copies of the same regardless of how it is stored (including electronic copies).  In the event that Employee discovers or becomes aware of Insight Company Property that is in the possession, custody or control of Employee after termination of Employee’s employment, Employee agrees to immediately return such property and any copies to Insight without retaining any copies.

4.Intellectual Property.

a.Inventions Retained.  Employee represents that all matters that Employee has created or otherwise developed prior to employment with Insight, which Employee wishes to exclude as obligations to Insight under this Agreement, are listed below. If no items are listed below, Employee represents that there are no such matters to be excluded.

b.Assignment of Creations.  Employee hereby agrees to hold in trust for the sole right and benefit of Insight Companies and assigns to Insight and the Insight Companies all right, title and interest in and to any and all Creations, as defined below, that Employee creates or otherwise develops, alone or in conjunction with others. Employee further agrees to assign to any third party, including the United States government, all his or her right, title and interest in and to any and all Creations whenever such assignment is required by a contract between an Insight Company and such third party.  “Creation” means any invention, discovery, idea, concept, design, process, work of authorship, client list, development or improvement (whether or not subject to copyright or patent protection and whether or not reduced to practice by Employee), patent, copyright, or trademark: (i) relating to any past, present, or reasonably anticipated business of Insight or its parent, subsidiary, or related companies, and which is or was created or otherwise developed during Employee’s employment with an Insight Company, (ii) which is or was created or otherwise developed while performing work for an Insight Company, or (iii) which is or was created or otherwise developed at any time using equipment, supplies, facilities, information or proprietary rights or other property of an Insight Company.

c.Publicity.  Employee hereby consents to any and all uses and displays, by Insight and its parents, subsidiaries, affiliates and its and/or their agents, employees, representatives, and licensees, of the Employee's name, voice, likeness, image, appearance in, on or in connection with any pictures, photographs, audio and video recordings, digital images, websites, television programs and advertising, other advertising, sales and marketing brochures, books, magazines, other publications, CDs, DVDs, tapes and all other printed and electronic forms and media throughout the world created in connection with Employee’s employment with Insight (“Images”), at any time during or after the period of Employee’s employment by Insight. Employee acknowledges that Insight has an unconditional, non-exclusive, royalty-free, right to use, reproduce, edit, market, store, distribute, communicate, transmit, and promote these Images (collectively, “Permitted Uses”), or any portion thereof, in connection with Insight or any of its products or services.

d.Maintenance of Records.  Employee agrees to keep and maintain adequate and current written records of all Creations made by him or her, in the form of notes, sketches, drawings and other notations which may be specified by Insight, which records shall be available to and remain the sole property of an Insight Company or Companies at all times.

e.Disclosure of Creations and Filings.  Employee agrees to promptly disclose to Insight in writing all Creations created or otherwise developed by him or her alone or in conjunction with others, as well as any and all patent applications or copyright registrations filed by him or her during and within one (1) year after termination of employment with an Insight Company. Employee further agrees to disclose to Insight promptly any idea that he or she does not believe to be a Creation, but which is conceived, developed, or reduced to practice by Employee (alone or with others) while he or she is employed by an Insight Company or during the one-year period following termination of employment. Employee will disclose the idea, along with all information and records pertaining to the idea, and an Insight Company or Companies will examine the disclosure in confidence to determine if in fact it is a Creation subject to this Agreement.

f.Post-Termination Period.  Employee agrees that any invention, discovery, idea, writing, concept, design, process, work of authorship, client list, patent, copyright or trademark or similar item or improvement shall be presumed to be a Creation if it is conceived, developed, used, sold, exploited or reduced to practice by him or her or with his or her aid within one (1) year after termination of employment with an Insight Company.  Employee can rebut this presumption if he or she proves that invention, discovery, idea, writing, concept, design, process, work of authorship, client list, patent, copyright, trademark or similar item or improvement is not a Creation covered by this Agreement.

g.Assistance.  During and after termination of employment by an Insight Company, Employee agrees that he or she will give Insight and Insight Companies all assistance it or they reasonably require (at Insight’s expense) to file for, maintain, protect and enforce an Insight Company or Companies’ patents, copyrights, trademarks, trade secrets and other rights in Creations, in any and all countries. To that end, Employee will sign documents and do other acts that any Insight Company may determine necessary or desirable including, without limitation, giving evidence and testimony in support of the Insight Companies’ rights hereunder.

h.Intellectual Property Rights in Works of Authorship.  Employee acknowledges and agrees that any intellectual property rights in Creations that are works of authorship belong to Insight or the Insight Companies and are “works made for hire” within the definition of section 101 of the United States Copyright Acts of 1976, Title 17, United States Code. Insight, the Insight Companies or any of their direct or indirect licensees shall not be obligated to (i) distribute any works made for hire; or (ii) designate Employee as author of any design, software, firmware, related documentation, or any other work of authorship when distributed publicly or otherwise.

i.Third Parties’ Rights.  Employee agrees not to use or disclose to an Insight Company, or induce or cause any of them to use any intellectual property belonging to a third party (i.e., other than Employee or an Insight Company) without the prior written consent of the third party.  Employee agrees to indemnify, defend, and hold harmless Insight Company and Companies, against any claims or losses caused by Employee’s use or disclosure of a third party’s intellectual property.

j.Use of Other Matters.  Employee agrees that if Employee uses his own invention, discovery, idea, concept, design, process, work of authorship, client list, development, improvement (whether subject to copyright or patent protection and whether or not reduced to practice by Employee), patent, copyright, or trademark, in the performance of Employee’s job with Insight, by doing so Employee automatically confers to Insight and the Insight Companies an unrestricted and irrevocable license to use freely all such matter(s) for its own benefit.

5.Non-Competition During Employment.

a.Definitions.

“Competing Business.”  “Competing Business” shall mean any information technology reseller, provider or seller of information technology services, or any entity that is engaged in or is preparing to engage in any business which involves the sale, lease, or provision of information technology products or services that are available from Insight or an Insight Company and that are marketed and sold to companies, businesses, non-profit organizations, governmental entities, and educational institutions or school districts.

“Restricted Territory.”  Employee and Insight understand and agree that the business of Insight Companies is not geographically restricted and is often unrelated to the physical location of Insight Companies’ facilities or the physical location of any Competing Business, due to extensive use of the Internet, telephones, electronic mail, facsimile transmissions and other means of electronic information, service delivery, and product distribution.  Accordingly, Insight and the Insight Companies have a protectable business interest in, and the parties intend the “Restricted Territory” to encompass, each and every location in which Employee could engage in Competing Business in the states in the United States in which an Insight Company has customers, employees, suppliers, distributors, business partners, or operations, including, but not limited to, the states in which clients are located and in which Employee provided services, sold goods or services, or otherwise performed work during the 12-month period preceding the termination of Employee’s employment at Insight.  If, but only if, this Restricted Territory is held by a court to be invalid on the grounds that it is unreasonably broad, then the Restricted Territory shall include the state or states in which Employee worked for Insight, as well as Arizona, Illinois, Texas, and Florida.

b.Non-Competition.

Employee recognizes that the Insight Companies have legitimate and protectable business interests in protecting their investments in, and their relationships with, their employees, clients, and potential clients.  To protect these business interests, Employee agrees that, while Employee is employed by an Insight Company, Employee agrees that, other than for the Insight Companies, Employee will not, either directly or indirectly, either as a principal, agent, officer, director, proprietor, employee, consultant, independent contractor, employer, investor, lender, partner or shareholder (other than as an owner of 2% or less of the stock of a public corporation) or in any other capacity, become employed or otherwise engage in any manner in a Competing Business in a same or similar capacity as Employee’s position(s) during his or her employment with an Insight Company or Companies.

6.Non-Competition After Employment.

Employee recognizes that the Insight Companies have legitimate and protectable business interests in protecting their investments in, and their relationships with, their employees, clients, and potential clients.  To protect these business interests, Employee agrees as the Principal Accounting Officer that for a period of fifteen months following the termination of Employee’s employment with Insight, or, if the period of fifteen months is determined by a court to be unreasonably broad, then for a period of twelve months following the termination of Employee’s employment with Insight, Employee will not, without prior written consent of Insight, engage in Competing Business in the Restricted Territory.

7.Non-Solicitation Covenants.

Employee recognizes that the Insight Companies have legitimate and protectable business interests in protecting their investments in, and their relationships with, their employees, clients, and potential clients.  To protect these interests, Employee agrees:

a.	Non-Solicitation of Insight Customers

If Employee is a Senior Vice President, for a period of eighteen months following the termination of Employee’s employment with Insight, Employee will not directly or indirectly encourage, induce, or solicit business from any client of an Insight Company with whom Employee had contact, for whose account Employee worked, or about whom Employee has knowledge of Trade Secrets, Confidential and Proprietary Information or Third-Party Information by reason of Employee’s employment with an Insight Company within the last twelve months of his or her employment with Insight, with the purpose, effect or potential of: (i) selling (or assisting another person’s selling) or providing such client products or services that are the same, similar, or related to products or services provided by an Insight Company; or (ii) in any way reducing the amount of business such client transacts with an Insight Company: (i) with whom or with which Employee communicated for the purpose of offering or attempting to sell the individual or entity products or services through an Insight Company within the last six months of Employee’s employment or (ii) about whom Employee learned Trade Secrets, Confidential and Proprietary Information and/or Third-Party Information within the last six months of Employee’s employment.  During Employee’s employment with an Insight Company, Employee shall not engage in the activities described in this Section 7(a), on behalf of any individual or entity other than the Insight Companies.

b.	Non-Solicitation of Insight Employees

During Employee’s employment with Insight and for a period of twelve months following the termination of Employee’s employment with an Insight Company, Employee will not directly or indirectly encourage, induce, or otherwise solicit, directly or indirectly, any employee of an Insight Company with whom the Employee worked to terminate his or her employment or otherwise interfere with the business relationship of an Insight Company with its employees.

8.Enforcement of Covenants.

Employee agrees that the breach by Employee of this Agreement could not reasonably or adequately be fully compensated in damages in an action at law, and that Insight shall therefore be entitled, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security, to injunctive relief which may include, but shall not be limited to, restraining Employee from rendering any service or making any disclosure that would breach this Agreement.  However, no remedy conferred by any of the specific provisions of this Agreement (including this paragraph) is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder, or now or hereafter existing in law or in equity, by statute or otherwise.  The election of any one or more remedies by Insight shall not constitute a waiver of the right to pursue other available remedies.

In the event that it is necessary for such injunctive relief to address a breach of this Agreement, and an Insight Company is successful in obtaining the same, the duration of the restrictive covenant shall be tolled and computed from the date such relief is granted, reduced by the time period between termination of Employee’s employment, for any reason by either party, and the date of the first breach of the Agreement by Employee.

Employee also agrees that the restrictive covenants contained in Sections 2, 6 and 7 are justified by legitimate business interests, including goodwill, trade secrets, valuable confidential business information, substantial relationships with prospective or existing clients and extraordinary and specialized training, and that the covenants contained in Sections 2, 6 and 7 are reasonably necessary to protect these legitimate business interests.  To the extent that any of restrictive covenants contained herein conflict with any of Employee’s obligations contained in any separate agreements that Employee signed with an Insight Company regarding the treatment of confidential or proprietary information of the Company or one of its subsidiaries or affiliated companies or containing any restrictive covenants, including, but not limited to, any covenants not to solicit clients, customers, or employees, or not to compete, you acknowledge and agree that the Company may resolve any such conflicts by electing to enforce any restrictive covenants to the fullest extent allowed under applicable law.  If any of the restrictive covenants contained herein are deemed by a court of competent jurisdiction to be unenforceable under applicable law, then the restrictive covenants previously agreed to by you and the Company shall remain enforceable with respect to each such obligation.

Employee further acknowledges that: (i) in the event Employee’s employment terminates for any reason, Employee will be able to earn a livelihood without violating the foregoing restrictions in Sections 2, 6, and 7, and (ii) Employee’s ability to earn a livelihood without violating such restrictions is a material condition to Employer’s entry into this Agreement and willingness to employ Employee.

9.Termination.

Employee further understands and agrees that the restrictions in Section(s) 2, 6, and 7 of this Agreement shall apply upon termination of employment regardless of the reason or cause, if any, and whether with or without prior notice, and those restrictions apply regardless of whether Employee or Insight terminated employment.

10.Effect of Change in Position; Third-Party Beneficiary.

If Employee is promoted or otherwise changes his or her position, salary, commissions, bonuses and/or benefits during Employee’s employment or Employee becomes an employee of another Insight Company, this Agreement shall remain in effect, including the post-employment restrictive covenants set forth herein, unless a new agreement is entered or this Agreement is modified by the parties.  Employee and Insight understand and agree that the Insight Companies are expressly intended to be third-party beneficiaries of this Agreement with full rights to enforce the obligations, rights, undertakings, and commitments under this Agreement.

11.Notification of Existence of Agreement.

Employee agrees that in the event that Employee is offered employment with a Competing Business at any time during the existence of this Agreement, or such other period in which post-employment obligations of this Agreement apply, Employee shall immediately advise the Competing Business of the existence of this Agreement and shall immediately provide the Competing Business with a copy of this

Agreement.  Notwithstanding the foregoing, Insight may, if in its sole discretion it determines that it is appropriate to do so, notify the Competing Business regarding the existence of this Agreement and provide the Competing Business with a copy of this Agreement.

12.Entire Agreement.

This Agreement contains the entire agreement of the parties concerning the subject matter hereof and there are no other promises or conditions concerning the subject matter hereof in any other agreement whether oral or written.  This Agreement supersedes any prior written or oral agreements between the parties concerning the subject matter hereof.

13.Amendment.

This Agreement may be amended only if the amendment is made in writing and is signed by both parties.

14.Severability.

If any specific provisions of this Agreement are held by a court of competent jurisdiction to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable.  If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid or enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

15.Attorneys’ Fees.

In any action seeking, in whole or in part, enforcement of the Agreement, challenging the enforceability of a restrictive covenant under this Agreement, or for a breach or threatened breach of this Agreement, the prevailing party will be entitled to recover its attorneys’ fees and costs.

16.Waiver of Rights.

If, on one or more occasions, either party fails to insist that the other party perform any of the terms of this Agreement, such failure shall not be construed as a waiver by such party of any past, present, or future right granted under this Agreement, and the obligations of both parties under this Agreement shall continue in full force and effect.  Further, no failure on the part of an Insight Company to seek to enforce a similar agreement with other Insight or Insight Company employees shall constitute a waiver of its rights under this Agreement.

17.Applicable Law.

This Agreement shall be governed by the laws of the State of Arizona without regard to its conflict of law principles.

18.Successors and Assigns – Binding Effect.

This Agreement shall not be assignable by Employee.  The rights and obligations of the parties under this Agreement shall be binding upon and shall inure to the benefit of the Insight Companies, and their successors and assigns.  This Agreement may be enforced by Insight’s assignee or successor.

19.Voluntary Agreement – Counterparts.

Employee represents and warrants that Employee has read and understands this Agreement in its entirety, that Employee understands that Employee may, if Employee desires, obtain advice from legal counsel of Employee’s choice in order to advise him or her on any and all provisions of this Agreement, and that Employee has freely and voluntarily entered into this Agreement.

EMPLOYEE:INSIGHT:

/s/ Jeffery ShumwayBy: /s/ Kenneth Lamneck

Employee Signature

Jeffery ShumwayTitle: Chief Executive Officer

Print Name

May 6, 2019Date: May 6, 2019

Date